                                                                  Exhibit (a)(1)

                             PORTAL SOFTWARE, INC.

       OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS HAVING AN EXERCISE
               PRICE PER SHARE OF $5.00 OR MORE FOR NEW OPTIONS

                    THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
           AT 11:59 P.M., PACIFIC DAYLIGHT TIME, ON AUGUST 4, 2001,
                         UNLESS THE OFFER IS EXTENDED.

  Portal Software, Inc. is offering certain option holders who are current employees of Portal or our subsidiaries the opportunity to exchange their outstanding stock options originally granted under the our 1999 Stock Incentive Plan, as amended and restated ("1999 Plan"), our 1995 Stock Option/Stock Incentive Plan ("1995 Plan") (all of which options have been assumed under our 1999 Plan) or under our 2000 Supplemental Stock Option Plan ("2000 Plan") with an exercise price per share of $5.00 ormore ("Eligible Options")for new options to purchase shares of our common stock ("New Options") that we will grant under our 1999 Plan (with respect to returned options originally granted under the 1999 Plan or 1995 Plan) or under our 2000 Plan (with respect to returned options originally granted under the 2000 Plan). If you choose to return for exchange any Eligible Options, you must also return for exchange all of your Required Options. "Required Options" are all options, if any, granted to you by Portal on or after February 4, 2001, regardless of exercise price. For each Eligible Option or Required Option you return and we accept for exchange, you will receive a New Option exercisable for 75% of the number of shares that were subject to the option that was returned for exchange (rounded down to the nearest whole share). For purposes of the Offer, "option" means a particular option grant to purchase a certain number of shares of our common stock.

     We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the related Election Form (which together, as they may be amended or supplemented from time to time, constitute the "Offer"). You are not required to accept the Offer. If you choose to accept the Offer, then you may return for exchange any or all of your Eligible Options. If you decide to return for exchange one or more of your Eligible Options, then you must return for exchange the entire outstanding portion of each option you want to have exchanged. IF YOU CHOOSE TO RETURN FOR EXCHANGE ANY ELIGIBLE OPTION YOU MUST ALSO RETURN FOR EXCHANGE ALL OF YOUR REQUIRED OPTIONS, IF ANY, AND, BY RETURNING FOR EXCHANGE ANY OF YOUR ELIGIBLE OPTIONS, YOU WILL AUTOMATICALLY BE DEEMED TO HAVE RETURNED ALL OF YOUR REQUIRED OPTIONS FOR EXCHANGE AND CANCELLATION.

  The Offer is subject to the conditions described in Section 7 of this Offer to Exchange. The Offer is not conditioned upon a minimum number of options being returned.

  WE WILL GRANT YOU A NEW OPTION UNDER THE 1999 PLAN (WITH RESPECT TO RETURNED OPTIONS ORIGINALLY GRANTED UNDER THE 1999 PLAN OR 1995 PLAN) OR UNDER OUR 2000 PLAN (WITH RESPECT TO RETURNED OPTIONS ORIGINALLY GRANTED UNDER THE 2000 PLAN), FOR EACH ELIGIBLE OPTION AND EACH REQUIRED OPTION YOU RETURN THAT WE ACCEPT FOR EXCHANGE, BUT ONLY IF YOU CONTINUE TO BE AN EMPLOYEE OF PORTAL OR ONE OF OUR SUBSIDIARIES THROUGH THE GRANT DATE OF THE NEW OPTION. IF YOU CEASE TO BE EMPLOYED BY PORTAL OR ANY OF OUR SUBSIDIARIES FOR ANY REASON WHATSOEVER AFTER WE ACCEPT YOUR RETURNED OPTIONS FOR EXCHANGE AND CANCELLATION AND PRIOR TO THE GRANT DATE OF THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS, OR ANY OTHER PAYMENT OR CONSIDERATION, IN EXCHANGE FOR YOUR RETURNED OPTIONS.

EACH NEW OPTION WILL BE EXERCISABLE FOR 75% OF THE NUMBER OF SHARES FOR WHICH THE CORRESPONDING EXCHANGED OPTION WAS EXERCISABLE AT THE TIME IT WAS ACCEPTED FOR EXCHANGE AND CANCELLED (ROUNDED DOWN TO THE NEAREST WHOLE SHARE).

  The New Options will be granted on or promptly after (but not later than 20 days after) the first trading day that is at least six months and one day after the date the returned options are accepted for exchange and cancelled. The exercise price of the New Options will be equal to the last reported sale price of our common stock on the Nasdaq National Market (or such other market on which the shares are principally traded or quoted) on the date of grant. Each New Option will preserve the vesting schedule and the vesting commencement date of the option it replaces, so that on the date the New Option is granted and on any date thereafter, you will be vested in the New Option to the same extent you would have been vested on that date had you retained your option that was submitted for exchange (except that the number of shares vested and the total number of shares exercisable under the New Option will be 75% of those under the corresponding option that was returned for exchange rounded down to the nearest whole share).

  All options returned for exchange and accepted by us pursuant to the Offer will be cancelled.

  Any Eligible Option that you do not return for exchange or that is not accepted by us for exchange will remain outstanding and you will continue to hold such option in accordance with its terms.

  As of June 30, 2001, options to purchase 21,078,209 shares of our common stock were outstanding under our 1999 Plan and 3,837,570 shares were outstanding under our 2000 Plan.

  ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD RETURN YOUR OPTIONS FOR EXCHANGE OR REFRAIN FROM RETURNING YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN

DECISION WHETHER TO EXCHANGE YOUR OPTIONS TAKING INTO ACCOUNT YOUR OWN PERSONAL CIRCUMSTANCES AND PREFERENCES. OUR EXECUTIVE OFFICERS ARE ELIGIBLE TO PARTICIPATE IN THE OFFER. NON-EMPLOYEE MEMBERS OF OUR BOARD OF DIRECTORS ARE NOT ELIGIBLE TO PARTICIPATE IN THE OFFER. WE ANTICIPATE THAT OUR EXECUTIVE OFFICERS WILL PARTICIPATE IN THE OFFER.

  Shares of our common stock are quoted on the Nasdaq National Market under the
symbol "PRSF."   On July 6, 2001 the last reported sale price of our common stock on the Nasdaq National Market was $3.68 per share. THE NEW OPTIONS WILL NOT BE GRANTED UNTIL A DATE THAT IS ON OR PROMPTLY AFTER (BUT NOT LATER THAN 20 DAYS AFTER) THE FIRST TRADING DAY THAT IS SIX MONTHS AND ONE DAY AFTER RETURNED OPTIONS ARE ACCEPTED FOR EXCHANGE AND CANCELLED. THE EXERCISE PRICE PER SHARE OF THE NEW OPTIONS WILL BE THE LAST SALE PRICE OF OUR COMMON STOCK AS REPORTED ON THE NASDAQ NATIONAL MARKET (OR SUCH OTHER MARKET ON WHICH OUR SHARES ARE PRINCIPALLY TRADED OR QUOTED) ON THE DATE OF GRANT. THE EXERCISE PRICE OF YOUR NEW OPTIONS MAY BE HIGHER OR LOWER THAN THE CURRENT PRICE OF OUR COMMON STOCK, AND MAY BE HIGHER OR LOWER THAN THE EXERCISE PRICE PER SHARE OF YOUR ELIGIBLE OPTIONS AND REQUIRED OPTIONS. THE MARKET PRICE OF OUR COMMON STOCK HAS DECLINED SUBSTANTIALLY OVER THE LAST YEAR AND HAS BEEN SUBJECT TO HIGH VOLATILITY. OUR COMMON STOCK MAY TRADE AT PRICES BELOW THE EXERCISE PRICE PER SHARE OF THE NEW OPTIONS. DEPENDING ON THE EXERCISE PRICE OF YOUR RETURNED OPTIONS AND OTHER FACTORS, INCLUDING THE FACT THAT FEWER SHARES WILL BE PURCHASEABLE UNDER THE NEW OPTIONS THAN UNDER THE OPTIONS RETURNED FOR EXCHANGE, THE NEW OPTIONS MAY BE LESS VALUABLE THAN THE OPTIONS YOU ARE RETURNING FOR EXCHANGE. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO EXCHANGE YOUR OPTIONS. AT THE SAME TIME, YOU SHOULD CONSIDER THAT THE CURRENT MARKET PRICE OF OUR COMMON STOCK MAY PROVIDE LITTLE OR NO BASIS FOR PREDICTING WHAT THE MARKET PRICE OF OUR COMMON STOCK WILL BE ON THE GRANT DATE OF THE NEW OPTIONS OR AT ANY TIME IN THE FUTURE. YOU SHOULD CAREFULLY CONSIDER THESE UNCERTAINTIES BEFORE DECIDING WHETHER TO ACCEPT THE OFFER. YOU SHOULD ALSO NOTE THAT THE NUMBER OF SHARES SUBJECT TO THE NEW OPTION WILL BE LESS THAN THE NUMBER OF SHARES SUBJECT TO THE RETURNED OPTIONS.

  You should direct questions about the Offer or requests for assistance or for additional copies of the Offer to Exchange or the Election Form to the Legal Department or HR Operations Department, Portal Software, Inc., 10200 S. De Anza Boulevard, Cupertino, California 95014 (telephone: (408) 572-2000 or e-mail in
Legal: mgaynor@portal.com or sabiha@portal.com, or in HR Operations
       ------------------    -----------------
lfarrar@portal.com (US) or scrabb@portal.com (EMEA) or mchen@portal.com (Asia
------------------         -----------------           ----------------
Pacific)).

  WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY REPRESENTATION OR GIVES YOU ANY INFORMATION THAT IS DIFFERENT FROM THE REPRESENTATIONS AND INFORMATION CONTAINED HEREIN, YOU MUST NOT RELY UPON THAT REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD RETURN OR REFRAIN FROM RETURNING YOUR OPTIONS FOR EXCHANGE PURSUANT TO THE OFFER. IF ANYONE MAKES ANY RECOMMENDATION TO YOU, YOU MUST NOT RELY UPON THAT RECOMMENDATION AS HAVING BEEN AUTHORIZED BY US. YOU SHOULD RELY ONLY ON THE REPRESENTATIONS AND INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU.

  If you wish to return your options for exchange, you must complete and sign the Election Form in accordance with its instructions, and mail or otherwise deliver it and any other required documents to us at Portal Software, Inc., 10200 S. De Anza Boulevard, Cupertino, California 95014 or by facsimile to 408-572-3417, Attn: HR Operations.

  We are not making the Offer to, nor will we accept any submission for exchange of options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any exchange of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the Offer and grant New Options to option holders in any such jurisdiction.

                               TABLE OF CONTENTS

SUMMARY TERM SHEET.....................................................................................    2
THE OFFER..............................................................................................   15
 1.  NUMBER OF OPTIONS; EXPIRATION DATE................................................................   15
 2.  PURPOSE OF THE OFFER..............................................................................   17
 3.  STATUS OF ELIGIBLE OPTIONS NOT EXCHANGED..........................................................   18
 4.  PROCEDURES FOR EXCHANGING OPTIONS.................................................................   18
 5.  WITHDRAWAL RIGHTS.................................................................................   20
 6.  ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS....................................   21
 7.  CONDITIONS OF THE OFFER...........................................................................   24
 8.  PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS................................................   27
 9.  SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS..........................................   28
10.  NEW OPTIONS WILL DIFFER FROM ELIGIBLE AND REQUIRED OPTIONS........................................   35
11.  INFORMATION CONCERNING PORTAL.....................................................................   36
12.  INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.........   39
13.  STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER...............   40
14.  LEGAL MATTERS; REGULATORY APPROVALS...............................................................   41
15.  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.....................................................   42
16.  EXTENSION OF OFFER; TERMINATION; AMENDMENT........................................................   43
17.  FEES AND EXPENSES.................................................................................   44
18.  ADDITIONAL INFORMATION............................................................................   44
19.  MISCELLANEOUS.....................................................................................   46
SCHEDULE I     INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF PORTAL SOFTWARE, INC.

                           INDEX TO SUMMARY TERM SHEET
1.   Why is Portal making the Offer?.......................................................................................   2
2.   What securities is Portal offering to exchange?.......................................................................   2
3.   What is the difference between an Eligible Option and a Required Option?..............................................   3
4.   Who is eligible to participate in the Offer?..........................................................................   3
5.   Are employees located outside the United States eligible to participate?..............................................   3
6.   May I exchange either vested or unvested options?.....................................................................   3
7    With respect to each of my Eligible Options, do I have to exchange the
     entire option or may I decide to exchange only a portion of the option?...............................................   4
8.   May I exchange options that I have already exercised?.................................................................   4
9.   May I exchange shares I bought under the ESPP?........................................................................   4
10.  How many New Options will I receive in exchange for my returned options?..............................................   5
11.  What happens if I do not accept the Offer?............................................................................   5
12.  What are the conditions to the Offer?.................................................................................   5
13.  Must I remain an employee of Portal to get New Options?...............................................................   5
14.  What if I am not an employee of Portal when the New Options are granted?..............................................   6
15.  What happens if after I return my options for exchange I leave Portal or am terminated as an employee?................   6
16.  How does a leave of absence impact this Offer?........................................................................   7
17.  When will I receive my New Options?...................................................................................   7
18.  Why won't I receive my New Options immediately after the expiration date of the Offer?................................   8
19.  What will be the exercise price of the New Options?...................................................................   8
20.  When will the New Options vest?.......................................................................................   8
21.  Will the New Options be different from my Eligible Options and my Required Options?...................................   9
22.  If I exchange options in the Offer, will I be eligible to receive other option grants before I receive my New Options?  10
23.  What happens if Portal merges into or is acquired by another company?.................................................  10
24.  Will I have to pay taxes if I exchange my options in the Offer?.......................................................  11
25.  Will my New Options be incentive stock options?.......................................................................  11
26.  If I have Incentive Stock Options, what happens if I elect not to exchange them in this Offer?........................  12
27.  When does the Offer expire? Can the Offer be extended, and if so, how will I be notified if it is extended?...........  12
28.  How do I exchange my options?.........................................................................................  12
29.  Didn't Portal say that it could not re-price options?.................................................................  13
30.  During what period of time may I withdraw previously returned options?................................................  13
31.  What does Portal think of the Offer?..................................................................................  13
32.  What are some of the key dates to remember?...........................................................................  14
33.  Who can I talk to if I have questions about the Offer?................................................................  14

                              SUMMARY TERM SHEET

   The following are answers to some of the questions that you may have about the Offer. We urge you to carefully read the remainder of the Offer to Exchange and the accompanying Election Form because the information in this summary and in the introductory pages preceding this summary is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of the Offer to Exchange and the Election Form. We have included page references to the relevant sections of the Offer to Exchange where you can find a more complete description of the topics in this summary.

   Explanations of the following key terms may be found in the referenced question located on the referenced page number:

Eligible Options:  See Question 2 on page 2
----------------
Required Options:  See Question 2 on page 2
----------------
Grant Date of the New Options:  See Question 17 on page 7
-----------------------------
Incentive Stock Option:  See Question 25 on page 11
----------------------
Non-statutory Option:  See Question 25 on page 11
--------------------
New Option:  See Question 19-21 beginning on page 8
----------

1. WHY IS PORTAL MAKING THE OFFER?

   Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. For this reason, we believe these options do not effectively retain and motivate employees, and are unlikely to be exercised in the foreseeable future. By making the offer to exchange outstanding options for New Options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees with the benefit of holding options that over time may have a greater potential to increase in value, and thereby create better incentives for our employees to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders. (Page 17)

2. WHAT SECURITIES IS PORTAL OFFERING TO EXCHANGE?

   We are offering to exchange your Eligible Options and Required Options, if any, for New Options. Eligible Options are all stock options held by current employees with an exercise price per share of $5.00 or more which are outstanding under the 1999 Plan (which includes outstanding options originally granted under our 1995 Plan and that were assumed under the 1999 Plan) or under our 2000 Plan. If you elect to exchange any of your Eligible Options, you must also exchange all of your Required Options, and, by returning for exchange any of your Eligible Options, you will automatically be deemed to have returned all of your Required Options for exchange and cancellation. Required Options are all options, including Eligible Options, granted to you by us on or after February 4, 2001, regardless of exercise price. You will be able to access, via an intranet web tool located at http://pathfinder.portal.com/EEStock, a personal
                                ------------------------------------
summary of the options that have been granted to you, including information relating to grant date and exercise price. (Page 15)

3. WHAT IS THE DIFFERENCE BETWEEN AN ELIGIBLE OPTION AND A REQUIRED OPTION?

   An Eligible Option is any option outstanding under the 1999 Plan (including those originally granted under the 1995 Plan) or 2000 Plan with an exercise price per share of $5.00 or more. A Required Option is any option, including Eligible Options, granted to you by Portal on or after February 4, 2001, regardless of exercise price. If you choose to return for exchange any of your Eligible Options, then you must also return for exchange all of your Required Options. By returning for exchange any Eligible Options, you will automatically be deemed to have returned all of your Required Options for exchange and cancellation.

4. WHO IS ELIGIBLE TO PARTICIPATE IN THE OFFER?

   All current employees of Portal and its subsidiaries, including our executive officers, are eligible to participate in the Offer to the extent they hold outstanding Eligible Options. Non-employee members of our board of directors are not eligible to participate in the Offer. (Page 15)

5. ARE EMPLOYEES LOCATED OUTSIDE THE UNITED STATES ELIGIBLE TO PARTICIPATE?

   Yes. All current employees, including employees located outside the United States, holding Eligible Options may participate in the Offer. Special considerations may apply to employees located outside the United States. In some countries, the application of local rules may have important consequences to those employees. We have distributed with this Offer to Exchange short summaries of certain of these consequences and additional terms and conditions with respect to some of the countries where our non-U.S. employees are located. If you are an employee located outside the United States, you should review these summaries and consult your individual tax, legal and investment advisors before deciding whether to accept the Offer. (Page 15)

6. MAY I EXCHANGE EITHER VESTED OR UNVESTED OPTIONS?

   Yes. You may return for exchange any or all of your Eligible Options, whether or not they are vested. But if you choose to accept the Offer with respect to any of your Eligible Options, you must return the entire Eligible Option, vested or unvested. Moreover, if you choose to accept the Offer with respect to any of your Eligible Options, you must also exchange all of your Required Options, whether or not they have vested.

7. WITH RESPECT TO EACH OF MY ELIGIBLE OPTIONS, DO I HAVE TO RETURN FOR EXCHANGE THE ENTIRE OPTION OR MAY I DECIDE TO RETURN FOR EXCHANGE ONLY A PORTION OF THE OPTION?

   You may choose to return for exchange one Eligible Option in its entirety and not return for exchange another. You may not return for exchange less than all of a particular outstanding option.

   For example, if you have received two Eligible Options, in each case on or before February 4, 2001, you may choose to return for exchange neither option, both options or one option. However, if you wish to exchange an Eligible Option, you may not return for exchange anything less than that entire option to the extent outstanding. If you have exercised an Eligible Option in part, the option is outstanding only to the extent of the unexercised portion of the option.

     If you were granted an Eligible Option that was divided into an incentive stock option also known as an "ISO" and a non-statutory option (sometimes referred to as a "NSO," "Non-Qualified Stock Option" or "Non-Qual") because of the rules limiting the amount of incentive stock options you could receive, we treat these as separate options and you may choose to exchange both options or either one.

   You are not required to accept the Offer. However, if you choose to return any Eligible Option for exchange, you must return all of your Required Options for exchange, if any. By returning for exchange any Eligible Option, you will automatically be deemed to have returned all of your Required Options for exchange and cancellation. (Page 23)

8. MAY I TENDER OPTIONS THAT I HAVE ALREADY EXERCISED?

   No. The Offer only pertains to outstanding options, and does not apply in any way to shares purchased, whether upon the exercise of options or otherwise, whether or not you have vested in those shares. If you have exercised an Eligible Option in its entirety, that option is no longer outstanding and is therefore not subject to the Offer. If you have exercised an Eligible Option in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange pursuant to the Offer. Options for which you have properly submitted an exercise notice prior to the date the Offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

9. MAY I TENDER SHARES I BOUGHT UNDER THE EMPLOYEE STOCK PURCHASE PLAN?

   No. The Offer only pertains to options granted under the 1999 Plan, 1995 Plan or 2000 Plan. The shares bought under the Employee Stock Purchase Plan ("ESPP") are not outstanding options and cannot be tendered. The Offer has no effect on the prices at which a participant in the ESPP can buy stock.

10. HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR MY RETURNED OPTIONS?

For each Eligible Option or Required Option you return that we accept for exchange, you will receive a New Option exercisable for 75% of the number of shares that were subject to the returned option at the time it was cancelled (rounded down to the nearest whole share). Thus, for every four (4) shares of common stock that are purchasable under an exchanged Eligible Option or Required Option, you will receive the right to purchase three (3) shares of common stock under the corresponding New Option. For example if you exchanged an Eligible Option or Required Option to purchase 350 shares of common stock, you will receive a New Option to purchase 262 shares of common stock.

If you have exercised an Eligible Option in part, the remaining unexercised portion of that option is outstanding and may be returned for exchange pursuant to the Offer.

All returned options that we accept for exchange will be cancelled, along with the corresponding stock option agreement and right to purchase common stock, and will cease to exist. The New Options will be granted under our 1999 Plan (with respect to returned options granted originally under the 1999 Plan or 1995 Plan) or under our 2000 Plan (with respect to returned options originally granted under the 2000 Plan), and will be subject to the terms and conditions of the 1999 Plan or 2000 Plan, as applicable, and a new stock option agreement between you and us. (Page 21)

11. WHAT HAPPENS IF I DO NOT ACCEPT THE OFFER?

    Nothing. All Eligible Options that you choose not to return for exchange, or that we do not accept for exchange and cancellation, will remain outstanding, and you will continue to hold such options in accordance with their terms. (Page
40)

12. WHAT ARE THE CONDITIONS TO THE OFFER?

    The Offer is subject to a number of conditions, including the conditions described in Section 7. The Offer is not conditioned upon a minimum number of options being tendered. (Page 24)

13. MUST I REMAIN AN EMPLOYEE OF PORTAL TO GET NEW OPTIONS?

    Yes. To receive a New Option under the 1999 Plan or 2000 Plan, you must remain an employee of Portal or one of our subsidiaries through the date we grant the New Options. As discussed below, the New Options will be granted on or promptly after (but not later than 20 days after) the first trading day that is at least six months and one day after the date returned options are accepted for exchange and cancelled.

    IF YOU DO NOT REMAIN AN EMPLOYEE OF PORTAL OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU RETURN YOUR OPTIONS FOR EXCHANGE THROUGH THE DATE YOUR NEW OPTIONS ARE GRANTED, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER PAYMENT OR CONSIDERATION IN EXCHANGE FOR YOUR RETURNED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND CANCELLED. THIS RULE APPLIES REGARDLESS OF THE REASON YOUR EMPLOYMENT TERMINATED WHETHER AS A RESULT OF VOLUNTARY RESIGNATION, INVOLUNTARY TERMINATION, DEATH OR DISABILITY. (Page 15)

14. WHAT IF I AM NOT AN EMPLOYEE OF PORTAL WHEN THE NEW OPTIONS ARE GRANTED?

  IF YOU ARE NOT AN EMPLOYEE OF PORTAL OR ONE OF OUR SUBSIDIARIES WHEN NEW OPTIONS TO WHICH YOU WOULD OTHERWISE HAVE BEEN ENTITLED ARE GRANTED, YOU WILL NOT BE GRANTED ANY NEW OPTIONS. Your Eligible Options and your Required Options may currently be fully or partially vested. If you do not accept the Offer, when your employment with us ends, you generally will be able to exercise your options, if any, during the limited period specified in your option documents (usually three months), to the extent those options are vested on the day your employment ends. But, if you accept the Offer, your returned options will be cancelled, and you will not be eligible to receive New Options, if you are not employed by us from the date you exchange your Eligible Options and Required Options through the grant date of the New Options. (Page 15)

15. WHAT HAPPENS IF AFTER I RETURN MY OPTIONS FOR EXCHANGE I LEAVE PORTAL OR AM TERMINATED AS AN EMPLOYEE?

  The result depends on when the termination occurs:

If your employment with us terminates for any reason prior to the expiration of the Offer (currently anticipated to occur on August 4, 2001), your returned options will automatically be withdrawn and will be returned to you, and you may exercise those options in accordance with their terms to the extent you are vested in them. If your returned options are automatically withdrawn and returned to you, you will not receive any New Options.

If your employment with us terminates for any reason after your returned options are accepted for exchange and cancelled but prior to the grant date of the New Options, you will not be entitled to receive a New Option or to have your cancelled options returned or to receive any payment for your cancelled options. You will lose the options that were returned for exchange. You will only be entitled to receive a New Option if you remain continuously employed by us through and including the date of grant. If your employment terminates after the date of grant of the New Options, you will only be able to exercise the New Options to the extent they are vested and exercisable at the time of your termination, and you will only have the limited time period specified in the option agreement following your termination in which to exercise the vested portion of your New Options. Once your returned options have been accepted for exchange and cancelled, you will have no rights with respect to those options, and they will not be reissued or returned to you for any reason.

    THIS OFFER DOES NOT CHANGE THE NATURE OF YOUR EMPLOYMENT WITH US, AND DOES NOT CREATE ANY OBLIGATION OF PORTAL OR ANY OF OUR SUBSIDIARIES TO CONTINUE YOUR EMPLOYMENT FOR ANY PERIOD. UNITED STATES EMPLOYEES ARE "AT WILL." YOUR EMPLOYMENT MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE GRANT DATE OR VESTING OF THE NEW OPTIONS, FOR ANY REASON, WITH OR WITHOUT CAUSE.

16. HOW DOES A LEAVE OF ABSENCE IMPACT THIS OFFER?

  A leave of absence will not have any impact on the number of shares you may purchase under the New Options. However, like our other options, vesting under the New Options may be suspended for unpaid leave in excess of 30 days in accordance with our employment policies in effect from time to time. If you are currently on leave, and the vesting of your options is suspended as described above, if you accept this offer your New Options will not begin to vest until you return to work. If you return to work prior to the grant date of the New Options, you will receive credit towards your vesting under the New Options for the time between your return to work and the grant date of the New Options. If you are on leave when the New Options are granted, you will be granted your New Options at that time, but vesting will be suspended in accordance with our employment policies in effect from time to time. If a New Option expires before you vest in full because vesting was suspended while you were on leave, any unvested portion will be cancelled. This policy may vary as required by law.

17. WHEN WILL I RECEIVE MY NEW OPTIONS?

  We will grant the New Options on or promptly after (but not later than 20 days after) the first trading day that is at least six months and one day after the date we accept for exchange and cancel returned options. If we accept for exchange and cancel returned options on August 4, 2001, which is the scheduled expiration date of the Offer, the grant date of the New Options will be on or promptly after (but not later than 20 days after) February 5, 2002. (Page 21)

18. WHY DOESN'T PORTAL GRANT THE NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

  If we were to grant the New Options to option holders participating in the Offer on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record a compensation expense against our earnings. By deferring the grant of the New Options for at least six months and one day, we will not have to record such a compensation expense with respect to those options. (Page 40)

19. WHAT WILL BE THE EXERCISE PRICE OF THE NEW OPTIONS?

  The exercise price per share of the New Options will be equal to the last reported sale price of our Common Stock on the Nasdaq National Market (or such other market on which the shares are principally traded or quoted) on the date we grant the New Options. Accordingly, we cannot predict the exercise price of the New Options. The last reported sale price per share of our common stock on the Nasdaq National Market on July 6, 2001 was $3.68. BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL ON OR PROMPTLY AFTER (BUT NOT LATER THAN 20 DAYS AFTER) THE FIRST TRADING DAY THAT IS AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE ACCEPT AND CANCEL THE OPTIONS RETURNED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR RETURNED OPTIONS. IN ADDITION, AFTER THE GRANT OF THE NEW OPTIONS, OUR COMMON STOCK MAY TRADE AT A PRICE BELOW THE EXERCISE PRICE PER SHARE OF THOSE OPTIONS. DEPENDING ON THE EXERCISE PRICE OF YOUR RETURNED OPTIONS AND OTHER FACTORS, INCLUDING THE FACT THAT FEWER SHARES WILL BE PURCHASEABLE UNDER THE NEW OPTIONS THAN UNDER THE OPTION RETURNED FOR EXCHANGE, THE NEW OPTIONS MAY BE LESS VALUABLE THAN THE OPTIONS YOU ARE RETURNING FOR EXCHANGE. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO EXCHANGE YOUR OPTIONS. AT THE SAME TIME, YOU SHOULD CONSIDER THAT THE CURRENT MARKET PRICE OF OUR COMMON STOCK MAY PROVIDE LITTLE OR NO BASIS FOR PREDICTING WHAT THE MARKET PRICE OF OUR COMMON STOCK WILL BE ON THE GRANT DATE OF THE NEW OPTIONS OR AT ANY TIME IN THE FUTURE. (Page 21)

20. WHEN WILL THE NEW OPTIONS VEST?

  The vesting schedule for each New Option will be measured from the same vesting commencement date and will be based upon the same vesting schedule as the applicable corresponding Eligible Option or Required Option that was returned for exchange (except that the number of shares vesting each month will be adjusted for the fact that the New Options will be exercisable for three shares for every four shares for which the corresponding returned option was exercisable).

     For example, suppose you exchange an option (i) that is exercisable for a total of 4,800 shares (none of which have been previously exercised), (ii) that vests over 48 months at the rate of 100 shares per month starting from January 20, 2000 and ending on January 20, 2004, and (iii) that you would have been vested with respect to 2,400 of the shares on the date the New Option is granted (assuming for this example that New Options are granted on February 5, 2002), then you would be granted a New Option that (a) covers 3,600 shares (i.e. 75% of the 4,800 unexercised shares subject to the cancelled option), (b) is vested on the date of grant for 1,800 shares (i.e. 75% of the 2,400 that would have been vested and exercisable under the tendered option), (c) that will vest on the 20th of each month at the rate of 75 shares per month (i.e. 75% of 100 shares per month), and (d) that will be vested in full on January 20, 2004 (48 months after the original vesting commencement date). (Page 15)

21. WILL THE NEW OPTIONS BE DIFFERENT FROM MY ELIGIBLE OPTIONS AND MY REQUIRED OPTIONS?

     Yes. To the extent your Eligible Options and your Required Options were granted or assumed under our 1999 Plan or under our 2000 Plan, the New Options granted in exchange for those options will have substantially the same terms and conditions as those options, except for the reduced number of shares, the new exercise price and a new ten-year maximum term. In addition, all New Options will be non-statutory options for U.S. tax purposes, regardless of whether the options returned for exchange were incentive stock options.

     The stock option agreement for each New Option will provide that any dispute relating to the option will be settled by mandatory arbitration. In addition, all new stock option agreements will contain your consent to the transfer of certain data related to your options and your employment among Portal entities.

     New Options granted to employees located outside the United States may be subject to certain restrictions and limitations, which are described in the attached country-specific Addenda. As a result, an alternative form of stock option agreement with different terms may be required for New Options granted to employees located outside the United States. (Page 35)

22. IF I EXCHANGE OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE ADDITIONAL PROMOTION, MERIT OR OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

     No. Unfortunately, if we were to grant you any option sooner than six months and one day after canceling your returned options, we would be required for financial reporting purposes to record a compensation expense against our earnings. Accordingly, if we accept for exchange any of the options you return pursuant to the Offer, you will not be granted any other option grants, including without limitation any discretionary merit or promotion options that may be approved for you as part of a promotion or other merit review or adjustment, until the grant date for your New Options. Thus, any promotion or other merit grant that may be approved for you would be delayed until the grant date for your New Options and would have an exercise price equal to the market price of our common stock on the date of grant (except that, we may, at our discretion, make the vesting retroactive to the effective date of the promotion or merit increase). By deferring the grant of all options to those option holders whose options we accept for exchange and cancellation, we believe we will not have to record such a compensation expense with respect to those options. (Page 40)

     On the other hand, if you do not return for exchange any of your Eligible Options in the Offer, you may receive discretionary merit or promotion option grants prior to the date New Options are granted to others (such options would have an exercise price equal to the last reported closing price on the date they are granted). As a result, participation in the option exchange Offer may affect the date, price and vesting of any promotional, merit or other discretionary grants that may be approved for you in the future. (Page 21)

23. WHAT HAPPENS IF PORTAL MERGES INTO OR IS ACQUIRED BY ANOTHER COMPANY?

     The consequence and effect of a merger or acquisition of Portal will differ depending on the timing and form of the transaction:

     If we merge with or are acquired by another company before the end of the period for accepting the Offer, you may withdraw your returned options and have all the rights afforded you to acquire our common stock under the existing agreements evidencing those options.

     If we are acquired and become a subsidiary of the acquiring corporation after your returned options are accepted for exchange and cancelled but before the New Options are granted, our obligations in connection with the Offer would not be automatically assumed by the acquiring corporation. Whether or not the obligation to grant the New Options is assumed would depend on the terms of the acquisition agreement. While we would seek to make provision for tendering option holders in the acquisition agreement, we cannot guarantee what, if any, provision would be made. AS A RESULT, WE CANNOT GUARANTEE THAT ANY NEW OPTIONS WOULD BE GRANTED BY THE ACQUIROR IN THE EVENT OF SUCH AN ACQUISITION. THEREFORE, IT IS POSSIBLE THAT YOU COULD GIVE UP YOUR

ELIGIBLE OPTIONS AND REQUIRED OPTIONS AND NOT RECEIVE ANY NEW OPTIONS FROM THE ACQUIRING CORPORATION.

     If, instead of becoming a subsidiary, we are merged directly into another entity after your returned options are accepted for exchange and cancelled but before the New Options are granted, the surviving corporation would automatically assume our obligations with respect to the Offer. The New Options would be options to purchase shares of the surviving corporation. The number of shares would be equal to the number of our shares that you would have received under the New Option multiplied by the exchange ratio that was used in the transaction. The exercise price would be based on the market price of the surviving corporation's stock on the date the New Options are granted.

     If we merge into or are acquired by another company after the grant of the New Options, those options may be assumed by the merged company or the acquiring company, in which event they would continue to vest in accordance with the vesting schedule in effect for them prior to the acquisition. If the New Options are not assumed or replaced with a cash incentive program preserving the spread on those options at the time of the merger or acquisition, those options would vest on an accelerated basis and become excisable for all of the option shares outstanding immediately prior to the acquisition, and then if the options are not exercised prior to the acquisition, they would terminate. (Page 21)

24. WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

     If you exchange any options pursuant to the Offer, you will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the return for exchange or upon our acceptance and cancellation of the options. In addition, the grant of the New Options is not a taxable event under current U.S. law, and you will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of grant.

     All option holders, including those subject to taxation in a foreign jurisdiction, whether by reason of their nationality, residence or otherwise, should consult with their own personal tax advisors as to the tax consequences of their participation in the Offer. Tax consequences may vary depending on each individual participant's circumstances. We have distributed with this Offer to Exchange short summaries of some of those consequences with respect to some of the countries where our non-U.S. employees are located. If you are an employee located outside the United States, you should review these summaries, and you should also consult your individual tax advisor before deciding whether or not to participate in the Offer. (Page 42)

25. WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

     No. All New Options will be non-statutory, or non-qualified, stock options, and not incentive stock options, regardless of whether the options you exchange are incentive stock options. (Page 15)

26. IF I HAVE INCENTIVE STOCK OPTIONS, WHAT HAPPENS IF I ELECT NOT TO EXCHANGE THEM IN THIS OFFER?

     You will not be subject to current income tax if you do not elect to exchange your Eligible Options for New Options.

     We do not believe that the Offer will change any of the terms of your eligible incentive stock options if you do not accept the Offer. However, the IRS may characterize the Offer as a "modification" of those incentive stock options, even if you decline the Offer. A successful assertion by the IRS that the options are modified could extend the options' holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as non-qualified stock options.

     If you choose not to exchange your Eligible Options, we recommend that you consult with your own tax advisor to determine the tax consequences of the sale of the common stock that you will receive when you exercise those options. (Page
42)

27. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

     The Offer expires on Saturday, August 4, 2001, at 11:59 p.m., Pacific Daylight Time, unless it is extended by us. (Page 15)

     Although we do not currently intend to do so, we may, in our discretion extend the Offer at any time. If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Pacific Time, on the next business day following the previously scheduled expiration of the Offer period. (Page 43)

28. HOW DO I EXCHANGE MY OPTIONS?

     If you decide to exchange your options, you must:

     . Properly complete the Election Form, in the form that we will provide, by indicating the particular options you are exchanging, including the Required Options. You may use the intranet web tool located at http://pathfider.portal.com/EEStock to fill out your Election Form, or
          -----------------------------------
          you may complete the Election Form manually.

     . Deliver, before 11:59 p.m., Pacific Daylight Time, on Saturday, August 4, 2001, or, if the Offer is extended, before the expiration of the extended Offer, a properly completed and duly signed Election Form to Portal Software, Inc., 10200 S. De Anza Boulevard, Cupertino, California, Attn.: HR Operations (you may fax the Election Form to 408-572-3417). We will not accept delivery of any Election Form (or Change of Election Form) after expiration of the Offer.

          If we do not receive a properly completed and duly executed Election Form from you prior to the expiration of the Offer, we will not accept any of your options for exchange and you will not be granted any New Options.

          We reserve the right to reject any or all returns of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, without limiting the rights we have to extend, terminate or amend the Offer, we intend to accept all properly and timely returned Eligible Options and Required Options that are not validly withdrawn. (Page 18)

          If you exchange any Eligible Option pursuant to the Offer, you will automatically be deemed to have returned all of your Required Options for exchange and cancellation.

29.  DIDN'T PORTAL SAY THAT IT COULD NOT REPRICE OPTIONS?

          Traditional re-pricings of options where the surrendered option was immediately replaced with a new option or the exercise price of the old option was simply reduced require a compensation expense to be recorded against the company's earnings. Incurring such an expense can depress the company's profitability over an extended period of time. In general, this makes traditional re-pricings impractical. However, an option exchange program that defers the grant of new options for at least six months and one day after the cancellation of the returned options and sets the exercise price of the new options on the new date of grant, does not cause the company to record a compensation expense with respect to those options.

30. DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY RETURNED OPTIONS?

          You may withdraw your returned options at any time before 11:59 p.m., Pacific Daylight Time, on August 4, 2001. If the Offer is extended by us beyond that time, you may withdraw your returned options at any time until the extended expiration of the Offer. To withdraw your returned options, you must deliver to us a Change of Election Form or a written notice of withdrawal, or, in either case, a facsimile thereof, with the required information while you still have the right to withdraw the returned options. Once you have withdrawn your options, you may re-submit those options for exchange only by submitting another Change of Election Form with the required information in accordance with the procedures described in the Offer to Exchange and the Change of Election Form prior to the expiration of the Offer. (Page 20)

31. WHAT DOES PORTAL THINK OF THE OFFER?

          Although our board of directors has approved the Offer, neither we nor our board of directors makes any recommendation as to whether you should return your options for exchange or refrain from returning your options for exchange. You must make your own decision whether to exchange options taking into account your own personal circumstances and preferences. Our executive officers are eligible to participate in the Offer. Non-employee members of our board of directors are not eligible to participate in the Offer. (Page 17)

32.  WHAT ARE SOME OF THE KEY DATES TO REMEMBER?

      The commencement date of the Offer is July 9, 2001.
      The Offer expires at 11:59 p.m., Pacific Daylight Time, on August 4, 2001. The New Options will be granted on or promptly after (but not later than 20 days after), the first trading day that is at least six months and one day after the cancellation date of the returned options.

33.  WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

  For additional information or assistance, you should contact:

   HR Operations
   Portal Software, Inc.
   10200 S. De Anza Boulevard
   Cupertino, California 95014
   (telephone: (408) 572-2000)
   (facsimile: (408) 572-3418)
    (e-mail in Legal: mgaynor@portal.com or sabiha@portal.com or in Human
                      ------------------    -----------------
  Resources: lfarrar@portal.com  (US),  scrabb@portal.com (EMEA) or
             ------------------         -----------------
  mchen@portal.com (Asia-Pacific)
  ----------------

WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY REPRESENTATION OR GIVES YOU ANY INFORMATION DIFFERENT FROM THE REPRESENTATIONS AND INFORMATION CONTAINED HEREIN, YOU MUST NOT RELY UPON THAT REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD RETURN FOR EXCHANGE OR REFRAIN FROM RETURNING YOUR OPTIONS FOR EXCHANGE PURSUANT TO THE OFFER. IF ANYONE MAKES ANY RECOMMENDATION TO YOU, YOU MUST NOT RELY UPON THAT RECOMMENDATION AS HAVING BEEN AUTHORIZED BY US. YOU SHOULD RELY ONLY ON THE REPRESENTATIONS AND INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU.

                                   THE OFFER

1. NUMBER OF OPTIONS; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the Offer, we will exchange, for New Options to purchase common stock under the 1999 Plan (with respect to returned options originally granted under the 1999 Plan or 1995 Plan) or under our 2000 Plan (with respect to returned options originally granted under the 2000 Plan), all Eligible Options and Required Options that are properly submitted, in accordance with Section 4, and are not validly withdrawn in accordance with Section 5 before the "Expiration Date," as defined below.

     Eligible Options are all options held by current employees of Portal or our subsidiaries with an exercise price per share of $5.00 or more that are outstanding under the 1999 Plan (which includes outstanding options granted under the 1995 Plan that were assumed under the 1999 Plan) or under the 2000 Plan. Required Options are all options, including Eligible Options, granted to you on or after February 4, 2001 under the 1999 Plan or 2000 Plan, regardless of exercise price. If you choose to exchange any Eligible Options pursuant to the Offer, you must exchange all of your Required Options. By exchanging any Eligible Option pursuant to the Offer, you will automatically be deemed to have returned all of your Required Options for exchange and cancellation. Required Options with an exercise price per share below $5.00 may not be returned for exchange unless you return at least one Eligible Option.

     If you return Eligible Options and Required Options, you will receive, in exchange for each Eligible Option and each Required Option that you return and we accept for exchange and cancellation, a New Option for 75% of the number of unexercised shares purchasable at the time of cancellation under the option returned for exchange (rounded down to the nearest whole share). Thus, for every four (4) shares of common stock that are purchasable under an Eligible Option or Required Option returned for exchange, you will receive the right to purchase three (3) shares of common stock under the New Option. The New Options will be granted on or promptly after (but not later than 20 days after) the first trading day that is at least six months and one day after the date returned options are accepted for exchange and cancelled. In addition, all New Options will be non-statutory options for U.S. tax purposes, regardless of whether the returned options were incentive stock options.

     IF YOU DO NOT REMAIN AN EMPLOYEE OF PORTAL OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU RETURN OPTIONS FOR EXCHANGE THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS, OR ANY OTHER PAYMENT OR CONSIDERATION, IN EXCHANGE FOR YOUR RETURNED OPTIONS THAT HAVE BEEN ACCEPTED AND CANCELLED, REGARDLESS OF HOW OR WHY YOUR EMPLOYMENT TERMINATED.

     If you return any of your Eligible Options and your Required Options for exchange and we accept such options for exchange, we will grant you New Options under the 1999 Plan (with respect to returned options originally granted under the 1999 Plan or 1995 Plan) or under our 2000 Plan (with respect to returned options originally granted under the 2000 Plan), pursuant to a new stock option agreement. The exercise price of the New Options will be equal to the last reported sale price of our common stock on the Nasdaq National Market (or such other market on which our shares are traded or quoted) on the date of grant. The returned options which we accept for exchange pursuant to the Offer will be cancelled, and you will have no further right or entitlement to purchase shares of our common stock pursuant to those cancelled options.

     The vesting schedule for each New Option will be measured from the same vesting commencement date and will be based upon the same vesting schedule as was applicable to the corresponding Eligible Option or Required Option that was returned for exchange (except that the number of shares vesting each month will be adjusted for the fact that the New Options will cover three shares for every four shares covered by the returned options). There will be a new exercise price, new ten-year maximum term and the status of the option will be a non-statutory stock option for U.S. tax purposes. The stock option agreement for each New Option will provide that any dispute relating to the option will be settled by mandatory arbitration. In addition, all new stock option agreements will contain your consent to the transfer of data related to your options and your employment among Portal entities. In addition, New Options granted to employees located outside the United States may be subject to certain restrictions and limitations which are described in the attached country-specific Addenda. As a result, an alternative form of stock option agreement with different terms may be required for New Options granted to employees located outside the United States.

     The term "Expiration Date" means 11:59 p.m., Pacific Daylight Time, on August 4, 2001, unless and until we, in our discretion, have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" refers to the latest time and date at which the Offer, as so extended, expires. See Section 16 for a description of our rights to extend, delay, terminate and amend the Offer, and Section 7 for a description of conditions to the Offer.

     If we decide to take any of the following actions, we will give notice of such action and keep the Offer open for a period of at least ten business days after the date of such notification:

          (1) we increase or decrease the amount of consideration offered for the options;

          (2) we decrease the number of options eligible to be exchanged in the Offer; or

          (3) we increase the number of options eligible to be exchanged in the Offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

     For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time, and a "trading day" means any business day on which a last sale price of our

Common Stock is reported on the Nasdaq National Market.

2. PURPOSE OF THE OFFER.

     We issued the options outstanding under the 1999 Plan (including those originally granted under the 1995 Plan) or 2000 Plan to provide our employees an opportunity to acquire or increase their ownership interest in Portal, thereby creating a stronger incentive for them to continue their employment with us and to contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders.

     Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our Common Stock. For this reason, we believe these options do not effectively retain and motivate our employees, and are unlikely to be exercised in the foreseeable future. By making the Offer to exchange outstanding options for New Options that will have an exercise price equal to the market value of our Common Stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value and thereby provide them with a more meaningful incentive to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders.

     We continually evaluate and explore strategic opportunities as they arise, including business combination transactions, strategic partnerships, capital infusions, and the purchase or sale of assets. At any given time we may be engaged in discussions or negotiations with respect to various corporate transactions. We are currently in the process of recruiting a new Chief Financial Officer and a new Vice President, Human Resources and will be adjusting the compensation of our acting Chief Financial Officer. We annually grant stock options to, and review and adjust the cash compensation of, executive officers and have not yet completed this process for the current fiscal year. We also grant options in the ordinary course of business to our current and new employees as well as provide them with the opportunity to make periodic purchases of our common stock pursuant to the formula provisions of our Employee Stock Purchase Plan and International Employee Stock Purchase Plan. Subject to the foregoing, and except as otherwise disclosed in the Offer to Exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

        (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

        (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

        (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

        (d) any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

    (e) any other material change in our corporate structure or business;

    (f) our Common Stock not being authorized for quotation in an automated quotation system operated by a national securities association;

    (g) our Common Stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

    (h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

    (i) the acquisition by any person of any of our securities or the disposition of any of our securities; or

    (j) any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

   NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD RETURN YOUR OPTIONS FOR EXCHANGE, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THE OFFER TO EXCHANGE AND TO CONSULT YOUR OWN INVESTMENT, LEGAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO RETURN YOUR OPTIONS FOR EXCHANGE TAKING INTO ACCOUNT YOUR OWN PERSONAL CIRCUMSTANCES AND PREFERENCES.

3. STATUS OF ELIGIBLE OPTIONS NOT EXCHANGED.

   All Eligible Options that you do not choose to return for exchange or which we do not accept for exchange and cancel pursuant to the Offer will remain outstanding, and you will continue to hold such options in accordance with their terms.

4. PROCEDURES FOR EXCHANGING OPTIONS.

   Proper Return of Options. To validly return your options for exchange
   ------------------------
pursuant to the Offer, you must properly complete, duly execute and deliver to us the Election Form, or a facsimile thereof, along with any other required documents. We must receive all of the required documents at 10200 S. De Anza Boulevard, Cupertino, California 95014, Attn: HR Operations (fax number 408-572-3417, before the Expiration Date. You may use the intranet web tool located at http://pathfinder.portal.com/EEStock to fill out your Election Form, or you may
------------------------------------
complete your Election Form manually. If you deliver an Election Form and then decide to return additional Eligible Options, you must properly complete, duly execute and deliver to us a Change of Election Form, or a facsimile thereof, before the Expiration Date. If the Offer is extended by us, you must deliver these documents before the extended Expiration Date of the Offer. We will not accept delivery of any Election Form or Change of Election Form after expiration of the Offer. If we do not receive a properly completed and duly executed Election Form from you prior to the expiration of the Offer, we will not accept any of your options for exchange and you will not be granted any New Options.

  Except in accordance with the next sentence, an Election Form, or Change of Election Form must be executed by the appropriate option holder. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of authority of such person to act in such capacity must be indicated on the Election Form or Change of Election Form.

  THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS, CHANGE OF ELECTION FORMS, AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING OPTION HOLDER. HOWEVER, WE WILL ONLY ACCEPT PAPER DELIVERY, AND THEREFORE DELIVERY BY E-MAIL WILL NOT BE ACCEPTED. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE CERTIFIED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

  If you return for exchange any Eligible Option pursuant to the Offer, you will automatically be deemed to have returned all of your Required Options for exchange and cancellation. Nevertheless, you must still properly complete the Election Form.

  Determination of Validity; Rejection of Options; Waiver of Defects; No
  ----------------------------------------------------------------------
Obligation to Give Notice of Defects. We will determine, in our discretion, all
------------------------------------
questions as to form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any return of options, and all questions as to the number of shares subject to Eligible Options or Required Options or to be subject to New Options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all returns of options that we determine do not comply with the conditions of the Offer, that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept properly and timely returned options which are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any Election Form or Change of Election Form with respect to any particular options or any particular option holder. No Election Form or Change of Election Form will be deemed to have been properly submitted until all defects or irregularities have been cured by the participating option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in an Election Form, nor will anyone incur any liability for failure to give any such notice.

   Our Acceptance Constitutes an Agreement. Your return for exchange of options
   ---------------------------------------
pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. OUR ACCEPTANCE FOR EXCHANGE OF THE OPTIONS RETURNED BY YOU PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

   Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly returned options that have not been validly withdrawn.

5. WITHDRAWAL RIGHTS.

   You may only withdraw your returned options in accordance with the provisions of this Section 5. If your employment with us terminates prior to the expiration of the Offer, your returned options will automatically be withdrawn. If automatically withdrawn, you may exercise those options to the extent they are vested at the time of your termination, but only during the limited period for which those options remain exercisable following your termination.

   You may withdraw your returned options at any time before 11:59 p.m., Pacific Daylight Time, on August 4, 2001. If the Offer is extended by us beyond that time, you may withdraw your returned options at any time until the extended Expiration Date of the Offer. In addition, unless we accept your returned options for exchange before 12:00 midnight, Eastern Time, on August 31, 2001, you may withdraw your returned options at any time thereafter until they are accepted and cancelled.

   To validly withdraw your returned options, you must deliver to us at 10200 S. De Anza Boulevard, Cupertino, California 95014, Attn: HR Operations (fax number 408-572-3417 a properly completed and executed Change of Election Form or a written notice of withdrawal, or a facsimile thereof, with the required information, while you still have the right to withdraw the returned options. If you deliver a written notice of withdrawal, rather than a Change of Election Form, the notice of withdrawal must specify the name of the option holder who returned the options to be withdrawn, the grant date, exercise price and the number of shares subject to the option to be withdrawn. WE WILL NOT ACCEPT DELIVERY OF A CHANGE OF ELECTION FORM OR NOTICE OF WITHDRAWAL BY E-MAIL.

   ALTHOUGH YOU MAY WITHDRAW SOME, BUT NOT ALL, OF YOUR RETURNED OPTIONS, YOU MAY NOT WITHDRAW ONLY A PORTION OF A PARTICULAR RETURNED OPTION. IN ADDITION, YOU MAY NOT WITHDRAW ANY REQUIRED OPTIONS UNLESS YOU WITHDRAW ALL OF YOUR RETURNED OPTIONS.

Except in accordance with the next sentence, a Change of Election Form or written notice of withdrawal must be executed by the option holder who returned the options to be withdrawn. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

   You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly returned for purposes of the Offer, unless you properly re-submit those options for exchange before the Expiration Date by submitting a Change of Election Form in accordance with the procedures described in Section 4.

   Neither Portal nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

6. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

   Upon the terms and subject to the conditions of the Offer and as promptly as practicable following the Expiration Date, we intend to accept Eligible Options and Required Options for exchange and cancellation if properly returned and not validly withdrawn before the Expiration Date. If your returned options are accepted for exchange and cancelled on August 4, 2001, the scheduled Expiration Date of the Offer, you will be granted your New Options on or promptly after (but not later than 20 days after) February 5 , 2002, which is the first trading day that is at least six months and one day after the date returned options are expected to be accepted for exchange and cancelled. If we extend the date by which we must accept and cancel options properly returned, you will be granted New Options on a subsequent trading day that is on or promptly after (but not later than 20 days after) the first trading day that is at least six months and one day after the extended date of acceptance and cancellation of returned options.

   If we accept for exchange any of the options you return pursuant to the Offer, you will not be granted any other option grants, including without limitation any discretionary merit or promotion options that may be approved for you as part of a promotion or other merit review or adjustment, until the grant date for your New Options. Thus, any promotion or other merit grant that may be approved for you would be delayed until the grant date for your New Options (however, we may, in our discretion, make the vesting retroactive to the effective date of the promotion or merit increase). The exercise price of each such grant will be the last reported sale price of our common stock on the Nasdaq National Market (or such other market on which our shares are principally traded or quoted) on the date those options are granted. As a result, the date on which the exercise price of those options is determined will depend on whether or not you choose to accept the Offer with respect to any of your Eligible Options, and consequently the exercise prices may differ.

   On the other hand, if you do not return for exchange any of your Eligible Options in the Offer, you may receive discretionary merit or promotion option grants prior to the date New Options are granted to others (such options would have an exercise price equal to the closing price on the date they are granted). As a result, participation in the Offer may affect the grant date, price and vesting of any promotional, merit or other discretionary grants that may be approved for you in the future.

   If you return Eligible Options and Required Options, you will receive, in exchange for each Eligible Option and each Required Option that you return and we accept for exchange and cancellation, a New Option exercisable for 75% of the number of shares that were subject to the returned option (rounded down to the nearest whole share). Thus, for every four (4) shares of common stock that are purchasable under a returned Eligible Option or Required Option, you will receive the right to purchase three (3) shares of common stock under the New Option. All New Options will be granted under our 1999 Plan (with respect to returned options originally granted under the 1999 Plan or 1995 Plan) or under our 2000 Plan (with respect to returned options originally granted under the 2000 Plan), and will be subject to the terms and conditions of the 1999 Plan or 2000 Plan, as applicable, and a new stock option agreement between you and us.

   IF YOU DO NOT REMAIN AN EMPLOYEE OF PORTAL OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU RETURN YOUR OPTIONS FOR EXCHANGE THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS, ANY OTHER PAYMENT OR CONSIDERATION IN EXCHANGE FOR YOUR RETURNED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND CANCELLED, REGARDLESS OF HOW OR WHY YOUR EMPLOYMENT TERMINATED. THE OFFER DOES NOT CHANGE THE "AT-WILL" NATURE OF YOUR EMPLOYMENT WITH US, AND YOUR EMPLOYMENT MAY BE TERMINATED BY US OR YOU AT ANY TIME, INCLUDING PRIOR TO THE GRANT DATE OR VESTING OF THE NEW OPTIONS, FOR ANY REASON WITH OR WITHOUT CAUSE.

   Consequences of Portal Being Acquired. If we merge with or are acquired by
----------------------------------------
another company before the end of the period for accepting the Offer, you may withdraw your returned options and have all the rights afforded you to acquire our common stock under the existing agreements evidencing those options.

   If we are acquired and become a subsidiary of the acquiring corporation after your returned options are accepted for exchange and cancelled but before the New Options are granted, the obligations of Portal in connection with the Offer would not be automatically assumed by the acquiring corporation. Whether or not the obligation to grant the New Options is assumed would depend on the terms of the acquisition agreement. While we would seek to make provision for participating option holders in the acquisition agreement, we cannot guarantee what, if any, provision would be made. AS A RESULT, WE CANNOT GUARANTEE THAT ANY NEW

   OPTIONS WOULD BE GRANTED BY THE ACQUIRING COMPANY IN THE EVENT OF SUCH AN ACQUISITION. THEREFORE, IT IS POSSIBLE THAT YOU COULD GIVE UP YOUR ELIGIBLE AND REQUIRED OPTIONS AND NOT RECEIVE ANY NEW OPTIONS FROM THE ACQUIRING COMPANY.

   If, instead of becoming a subsidiary, we are merged directly into another entity after your returned options are accepted for exchange and cancelled but before the New Options are granted, the surviving corporation would automatically assume our obligations with respect to the Offer. The New Options would be options to purchase shares of the surviving corporation. The number of shares would be equal to the number of our shares that you would have received under the New Option multiplied by the exchange ratio that was used in the transaction. The exercise price would be based on the market price of the surviving corporation's stock on the date the New Options are granted.

   If we merge into or are acquired by another company after the grant of the New Options, those options may be assumed by the merged company or the acquiring company, in which event they would continue to vest in accordance with the vesting schedule in effect for them prior to the acquisition. If the New Options are not assumed or replaced with a cash incentive program preserving the spread on those options at the time of the merger or acquisition, those options would vest on an accelerated basis and become excisable for all of the option shares outstanding immediately prior to the acquisition, and then if the options are not exercised prior to the acquisition, they would terminate.

   Partial Tenders. YOU ARE NOT REQUIRED TO ACCEPT THE OFFER. IF YOU CHOOSE TO RETURN ANY ELIGIBLE OPTIONS FOR EXCHANGE, YOU MUST RETURN ALL OF YOUR REQUIRED OPTIONS. WITH RESPECT TO YOUR ELIGIBLE OPTIONS THAT ARE NOT REQUIRED OPTIONS, YOU MAY CHOOSE TO EXCHANGE ONE OPTION IN ITS ENTIRETY AND NOT EXCHANGE ANOTHER. YOU MAY NOT EXCHANGE LESS THAN ALL OF A PARTICULAR OUTSTANDING OPTION.

   For example, if you have received, in each case on or before February 4, 2001, two Eligible Options, you may choose to exchange neither of these Eligible Options, both of these Eligible Options, or one of these Eligible Options. However, if you wish to exchange an Eligible Option, you may not exchange anything less than that entire option to the extent outstanding. If you have exercised an Eligible Option in part, the option is outstanding only to the extent of the unexercised portion of the option.

   If you were granted an Eligible Option that was divided into an incentive stock option ("ISO") and a non-statutory option ("NSO") because of the rules limiting the amount of incentive stock options you could receive, we treat these as separate options and you may choose to exchange both options or either one.

   Should you choose to return any options for exchange, you will be required to indicate in the Election Form the particular options that you are exchanging, including any Required Options. If you return for exchange any Eligible Options pursuant to the Offer, you will automatically be deemed to have returned all of your Required Options for exchange and cancellation. This does not change your responsibility to properly complete the Election Form.

   Acceptance of Options Returned for Exchange. For purposes of the Offer, we
   -------------------------------------------
will be deemed to have accepted options that are validly returned for exchange and are not properly withdrawn when we give oral or written notice to the option holders of our acceptance for exchange of such options. We currently intend to provide such notice by e-mail. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly returned options that are not validly withdrawn. When we accept your returned options for exchange and we cancel those options, you will have no further rights with respect to those options or under their corresponding stock option agreements. By returning options, you agree that the applicable stock option agreements will terminate upon our cancellation of your returned options. After we accept and cancel returned options, we will send each participating option holder a notice indicating the number of shares subject to the options that we have accepted and cancelled, the number of shares that will be subject to the New Options and the expected grant date of the New Options.

7. CONDITIONS OF THE OFFER.

   Notwithstanding any other provision of the Offer, we are not required to accept any options returned to us for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any options returned to us, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, if at any time on or after July 9, 2001 and prior to the Expiration Date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission by us, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of options returned to us for exchange:

    (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the tendered options pursuant to the Offer, the issuance of New Options, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Portal or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

    (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

     (1) make the acceptance for exchange of, or issuance of New Options for, some or all of the returned options illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;

     (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue New Options for, some or all of the returned options;

     (3) materially impair the benefits we hope to receive as a result of the Offer; or

     (4) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Portal or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

    (c) there shall have occurred:

     (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

     (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

     (3) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

     (4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

     (5) any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Portal or our subsidiaries or on the trading in our common stock;

     (6) or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;

     (7) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

     (8) any decline in either the Dow Jones Industrial Average, the Nasdaq National Market or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on July 9, 2001;

    (d) there shall have occurred any change in generally accepted accounting standards or the application or interpretation thereof which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the Offer;

    (e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

     (1) any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before July 9, 2001;

     (2) any such person, entity or group that has filed a Schedule 13D or
Schedule 13G with the SEC before July 9, 2001 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

     (3) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

    (f) any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or that of our subsidiaries that, in our judgment, is or may be material to us or our subsidiaries.

  The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8. PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

   There is no established trading market for options, including Eligible Options and Required Options, granted under the 1995 Plan, 1999 Plan or 2000 Plan, and there will be no established trading market for any New Options that may be granted.

   Our Common Stock is quoted on the Nasdaq National Market under the symbol "PRSF." The following table shows, for the periods indicated, the high and low sales prices per share of our Common Stock as reported by the Nasdaq National Market. All share prices have been retroactively adjusted to reflect the two-for-one split of our common stock effected on January 20, 2000.

Quarter ended                                       High         Low
-------------                                       ----         ---
 Fiscal Year 2002
    July 31, 2001 (through July 6, 2001)         $ 9.750       3.520
    April 30, 2001                                14.625       5.875

 Fiscal Year 2001
   January 31, 2001                               40.000       4.750
   October 31, 2000                               63.125      25.500
   July 31, 2000                                  73.500      34.875
   April 28, 2000                                 86.000      29.000

 Fiscal Year 2000
   January 31, 2000                               63.000      30.125
   October 29, 1999                               36.500      17.125
   July 30, 1999 (from May 6, 1999)               29.969      13.875

   As of July 6, 2001, the last reported sale price of our common stock, as reported by the Nasdaq National Market, was $3.68 per share.

   Our stock price has been, and in the future may be, highly volatile and could continue to decline. Our stock price could also rise prior to the grant of the New Options and thereafter fall. The trading price of our common stock has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many technology companies, including software companies and Internet related companies, and that have often been unrelated or disproportionate to the operating performance of these companies. The New Options will not be granted until a trading date that is at least six months and one day after (but not later than 20 days after) the date your returned options are accepted and cancelled. The exercise price of the New Options will be the last reported sale price of our common stock reported on the Nasdaq National Market (or such other market on which our shares are principally traded or quoted) on the date they are granted. The exercise price of the New Options may be higher than the exercise price of your returned options. In addition, our common stock may thereafter trade at prices below the exercise price of the New Options. Depending on the exercise price of your returned options and other factors, including the fact that fewer shares will be purchasable under the New Options than under the options returned for exchange, your New Options may be less valuable than your returned options. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO RETURN YOUR OPTIONS FOR EXCHANGE. AT THE SAME TIME, YOU SHOULD CONSIDER THAT THE CURRENT MARKET PRICE OF OUR COMMON STOCK MAY PROVIDE LITTLE OR NO BASIS FOR PREDICTING WHAT THE MARKET PRICE OF OUR COMMON STOCK WILL BE ON THE GRANT DATE OF THE NEW OPTIONS OR AT ANY TIME IN THE FUTURE.

9. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

   Consideration. The New Options to be issued in exchange for Eligible Options and Required Options properly returned and accepted for exchange and cancelled by us will be issued under our 1999 Plan (with respect to returned options originally granted under the 1999 Plan or 1995 Plan) or under our 2000 Plan
(with respect to returned options originally granted under the 2000 Plan).   For
every four (4) shares of common stock purchasable under an exchanged Eligible Option or Required Option, you will receive a New Option to purchase three (3) shares of common stock (rounded down to the nearest whole share).

   If we receive and accept for exchange all Eligible Options and Required Options outstanding as of June 30, 2001, we will grant New Options to purchase approximately 14,840,442 shares of our common stock. If all Eligible Options and Required Options are properly returned and accepted for exchange and cancelled, the common stock issuable upon exercise of the New Options granted in exchange will equal approximately 8.6% of the total shares of our common stock outstanding as of June 30, 2001. The shares of common stock subject to returned options granted under the 1999 Plan and under the 2000 Plan that are accepted for exchange and cancelled will, after such cancellation, be available for re-grant and issuance under the 1999 Plan (and 1995 Plan) and 2000 Plan, respectively and will provide some or all of the shares needed for the grants of New Options that will be made under the 1999 Plan and 2000 Plan in connection with the Offer.

   Terms of New Options. The New Options will be granted under the 1999 Plan (with respect to returned options originally granted under the 1999 Plan or 1995
Plan) or under our 2000 Plan (with respect to returned options originally granted under the 2000 Plan) and will be evidenced by new stock option agreements between us and each option holder who returns options for exchange in the Offer and whose returned options we accept for exchange and cancel.

  Each of the New Options will be a non-statutory or non-qualified stock option for U.S. tax purposes. When those non-statutory options are subsequently exercised, you will recognize taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and you must satisfy the applicable withholding taxes with respect to such income. The stock option agreement for each New Option will provide that any dispute relating to the option will be settled by mandatory arbitration, and all new stock option agreements will contain your consent to the transfer of data related to your options and your employment among Portal entities.

  New Options granted to employees located outside the United States may be subject to certain restrictions and limitations which are described in the attached country-specific Addenda. As a result, an alternative form of stock option agreement may be required for New Options granted to employees located outside the United States.

  The grant of New Options pursuant to the Offer will not create any contractual or other right of option holders to receive any future grants of stock options or benefits in lieu of stock options. The grant of options will not form a part of compensation for purposes of calculating any benefits upon termination of employment.

  The following description of the 1999 Plan and the new stock option agreement is a summary of the principal provisions of those documents but is not complete. The description is subject to, and qualified in its entirety by reference to, all provisions of the 1999 Plan and the form of stock option agreement. The complete 1999 Plan document, as most recently amended, has been filed as Exhibit
99.1 to our Registration Statement on Form S-8 (file no. 333-32436) filed with the U.S. Securities and Exchange Commission on March 14, 2000. The form of stock option agreement and related notice of stock option grant which will be used for the New Options to be granted in the exchange program are being filed with the U.S. Securities and Exchange Commission as an exhibit to the Schedule TO. Except where information regarding the 2000 Plan is expressly provided, the following description of the 1999 Plan and new stock option agreement also constitutes a summary of the principal provisions of the 2000 Plan and the new stock option agreement related thereto, with the following exceptions: the 2000 Plan (i) does not permit option grants to our officers or members of the board of directors, (ii) only allows the granting of non-statutory stock options,
(iii) does not contain any provisions automatically increasing the number of shares reserved for issuance thereunder, (iv) does not permit the granting of stock appreciation rights and (v) was not approved, and amendment thereof does not require approval, by the stockholders of Portal, and is also subject to, and qualified in its entirety by reference to, all provisions of the 2000 Plan and the form of stock option agreement. The complete 2000 Plan document has been filed as Exhibit 99.1 to our Registration Statement on Form S-8 (file no. 333-56472) filed with the U.S. Securities and Exchange Commission on March 2, 2001. Please contact us at 10200 S. De Anza Boulevard, Cupertino, California 95014,
Attn: HR Operations, (telephone: (408) 572-2000), to receive a copy of the 1999 Plan or 2000 Plan document or the form of stock option agreement or notice of stock option grant. We will promptly furnish you copies of these documents at our expense.

  General. The 1999 Plan consists of five separate equity incentive programs:
(i) the discretionary option grant program, (ii) the salary investment option grant program, (iii) the stock issuance program, (iv) the automatic option grant program for non-employee board members and (v) the director fee option grant program. The 2000 Plan does not contain multiple incentive programs and all options granted thereunder are granted at the discretion of the plan administrator. The new stock options will be granted under the discretionary option grant program, and the principal features of that program are described below. The compensation committee of our board of directors has the exclusive authority to administer the discretionary option grant program with respect to option grants made to our executive officers and non-employee board members and will also have the authority to make option grants under the discretionary option grant program to all other eligible individuals. However, our board of directors may at any time appoint a secondary committee of one or more board members to have separate but concurrent authority with the compensation committee to make option grants under that program to individuals other than executive officers and non-employee board members. The board of directors has authorized the stock committee of our board to make discretionary grants to non-executive officer employees of options to purchase up to and including 40,000 shares of common stock per grant.

  The term plan administrator, as used in this summary, will mean our compensation committee and any secondary committee, to the extent each such entity is acting within the scope of its administrative authority under the plan.

  Share Reserve. As of May 31, 2001 an aggregate of 39,790,961 shares of our common stock had been reserved for issuance over the term of the 1999 Plan and 6,000,000 shares of our common stock have been reserved for issuance over the term of the 2000 Plan. The share reserve for the 1999 Plan will automatically increase on the first trading day of each fiscal year over the remaining term of the 1999 Plan by an amount equal to 4.0% of the number of shares of our common stock outstanding on the last trading day of the immediately preceding fiscal year, but in no event will any such annual increase exceed 10,500,000 shares. In addition, the share reserve under the 1999 Plan may increase by up to an additional 819,452 shares after May 31, 2001, to the extent we repurchase unvested shares issued under our 1995 Plan in connection with the termination of employment of one or more holders of those shares prior to vesting in the shares.

  No participant in the 1999 Plan may receive option grants, separately exercisable stock appreciation rights or direct stock issuances for more than 2,000,000 shares of our common stock in total per calendar year, subject to adjustment for subsequent stock splits, stock dividends and similar transactions. There is no such limit on the number of shares that may be granted under the 2000 Plan. The shares of common stock issuable under the plan may be drawn from shares of our authorized but unissued common stock or from shares of our common stock which we acquire, including shares purchased on the open market.

   Shares subject to any outstanding options under the plan which expire or otherwise terminate prior to exercise will be available for subsequent issuance. Unvested shares issued under the 1995 Plan or 1999 Plan and subsequently repurchased by us, at the option exercise or direct issue price paid per share, pursuant to our repurchase rights under the those plans will be added back to the number of shares reserved for issuance under the 1999 Plan and will accordingly be available for subsequent issuance. However, any shares subject to stock appreciation rights exercised under the 1999 Plan will not be available for reissuance.

   Eligibility. Officers and employees, non-employee board members and independent consultants in our service or in the service of our parent and subsidiary companies (whether now existing or subsequently established) will be eligible to participate in the discretionary option grant and stock issuance programs under the 1999 Plan. Only employees who are neither officers or board members will be eligible to participate in the 2000 Plan.

Discretionary Option Grant Program

   The plan administrator will have complete discretion under the discretionary option grant program to determine which eligible individuals are to receive option grants, the time or times when those grants are to be made, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option under the U.S. federal tax laws, the vesting schedule (if any) to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

   Each granted option will have an exercise price per share determined by the plan administrator, but that price may not be less than 100% of the fair market value of the option shares on the grant date.

   No granted option may have a term in excess of ten (10) years. The shares subject to each option will generally vest in one or more installments over a specified period of service measured from the grant date. However, one or more options may be structured so that they will be immediately exercisable for any or all of the option shares. The shares acquired under such immediately exercisable options will be subject to repurchase by us, at the exercise price paid per share, if the optionee ceases service prior to vesting in those shares.

   Upon cessation of service, the optionee will have a limited period of time in which to exercise his or her outstanding options to the extent exercisable for vested shares. In general, that limited period will expire after a period of time following the optionee's cessation of service as determined by the plan administrator and as set forth in the documents evidencing such option. In no event, however, may any option be exercised after the expiration of the ten
(10)-year or shorter maximum term in effect for that option.

   The plan administrator will have complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding.

  The plan administrator is authorized to issue tandem stock appreciation rights under the discretionary option grant program which will provide the holders with the right to surrender their options to us for an appreciation distribution. The amount of the distribution payable by us will be equal to the excess of (a) the fair market value of the vested shares of our common stock subject to the surrendered option over (b) the aggregate exercise price payable for those shares. Such appreciation distribution may, at the discretion of the plan administrator, be made in cash or in shares of our common stock.

  The plan administrator will also have the authority to effect the cancellation of outstanding options under the discretionary option grant program (including options assumed under the 1999 Plan from our 1995 Plan) in return for the grant of New Options for the same or a different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date.

  Acceleration. In the event we should undergo a change in control, each outstanding option under the discretionary option grant program will automatically accelerate in full, unless assumed or otherwise continued in effect by the successor corporation or replaced with a cash incentive program which preserves the spread existing on the unvested option shares (the excess of the fair market value of those shares over the option exercise price payable for such shares) and provides for subsequent payout of that spread in accordance with the same vesting schedule in effect for those option shares. The plan administrator will have complete discretion to grant one or more options under the discretionary option grant program which will become exercisable for all the option shares in the event the optionee's service with us or the successor entity is terminated (actually or constructively) within a designated period following a change in control transaction in which those options are assumed or otherwise continued in effect.

  A change in control will be deemed to occur in the event (i) we are acquired by merger, (ii) there is a successful tender offer for more than 50% of our outstanding voting stock or (iii) there is a change in the majority of the board of directors effected through one or more contested elections for board membership.

  Stockholder Rights and Option Transferability. No optionee will have any stockholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares. Options are not assignable or transferable other than by will or the laws of inheritance following optionee's death, and during the optionee's lifetime, the option may only be exercised by the optionee. However, non-statutory options may be transferred or assigned during optionee's lifetime to one or more members of the optionee's family or to a trust established for one or more such family members, to the extent such transfer is in connection with the optionee's estate.

  Changes in Capitalization. In the event any change is made to the outstanding shares of our common stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without our receipt of consideration, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the plan, (ii) the maximum number and/or class of securities for which any one person may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances under the plan per calendar year,
(iii) the number and/or class of securities and the exercise price per share in effect under each outstanding option, (v) the maximum number and/or class of securities by which the share reserve under the plan is to increase automatically each year and (vi) the maximum number and/or class of securities by which the share reserve under the plan may increase as a result of our repurchase of unvested shares issued under our 1995 Plan. Such adjustments will be designed to preclude any dilution or enlargement of benefits under the plan or the outstanding options thereunder.

  Amendment and Termination. Our board of directors may amend or modify the plan at any time, subject to any required stockholder approval pursuant to applicable laws and regulations. Unless sooner terminated by the board of directors, the 1999 Plan will terminate on the earliest of (i) February 23, 2009, (ii) the date on which all shares available for issuance under the 1999 Plan have been issued as fully-vested shares or (iii) the termination of all outstanding options in connection with certain changes in control or ownership. Unless sooner terminated by the board of directors, the 2000 Plan will terminate on the earliest of (i) December 31, 2010, (ii) the date on which all shares available for issuance under the 2000 Plan have been issued as fully-vested shares or (iii) the termination of all outstanding options in connection with certain changes in control or ownership

U.S. Federal Income Tax Treatment of Options

  The following discussion is only a summary of general U.S. federal income tax matters. U.S. federal income tax law and judicial and administrative interpretation and application thereof, may change. The income tax laws of other countries may provide for different treatment. All option holders, including those who are subject to taxation in countries other than the United States, whether by reason of their nationality, residence or otherwise, should consult with their individual tax advisors as to the consequences of their participation in the Offer. Tax consequences may vary depending on each individual participant's circumstances. We have distributed with this Offer to Exchange short summaries of some of these consequences with respect to some of the countries where our non-U.S. employees are located. If you are an employee located outside the United States, you should review these summaries carefully. YOU SHOULD CONSULT YOUR INDIVIDUAL TAX ADVISOR BEFORE DECIDING WHETHER OR NOT TO PARTICIPATE IN THE OFFER.

  Options granted under the 1999 Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. Options granted under the 2000 Plan may only be non-statutory stock options. The U.S. federal income tax treatment for the two types of options differs as follows:

  Incentive Stock Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. However, the spread on the shares purchased under an incentive stock option (the excess of the fair market value of the purchased shares at the time of exercise over the aggregate exercise price paid for those shares) is normally included in the optionee's alternative minimum taxable income at the time of exercise.

  The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For U.S. federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two (2) years after the date the option for the shares involved in such sale or disposition is granted and more than one
(1) year after the date the option is exercised for those shares. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.

  Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date over
(ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. If the disqualifying disposition is effected by means of an arm's length sale or exchange with an unrelated party, the ordinary income will be limited to the amount by which (A) the amount realized upon the disposition of the shares or (B) their fair market value on the exercise date, whichever is less, exceeds the exercise price paid for the shares. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee.

  If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. Employees are required to notify us of any disqualifying disposition. If the optionee makes a qualifying disposition, then we will not be entitled to any income tax deduction.

  Non-Statutory Stock Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

  We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the optionee.

Accounting Treatment

  Option grants under the discretionary option program grant with exercise prices equal to the fair market value of the option shares on the grant date will not result in any direct charge to our reported earnings. However, the fair value of those options is required to be disclosed in the notes to our financial statements, and we must also disclose, in footnotes to our financial statements, the pro-forma impact those options would have upon our reported earnings were the fair value of those options at the time of grant treated as a compensation expense. In addition, the number of outstanding options may be a factor in determining our earnings per share on a fully-diluted basis.

  Option grants made with exercise prices less than the fair market value of the shares on the grant date will result in a direct compensation expense to us in an amount equal to the excess of such fair market value over the exercise price. The expense must be amortized against our earnings over the period that the option shares are to vest. See Section 13 for a discussion of the accounting treatment of the Offer.

10. NEW OPTIONS WILL DIFFER FROM ELIGIBLE OPTIONS AND REQUIRED OPTIONS.

  If your Eligible Options and Required Options were granted under our 1999 Plan or our 2000 Plan, the New Options granted in exchange for those options will have substantially the same terms and conditions as those options, except that the New Options will be for a lesser number of shares, will have a new exercise price and a new ten-year maximum term, will be non-statutory stock options for U.S. tax purposes and will have additional provisions relating to dispute resolution and data transfer.

  If any of your Eligible Options or Required Options were originally granted under the 1995 Plan, those existing options may contain certain features, such as early exercise provisions, which will not be included within the terms of the New Options you may receive under the 1999 Plan.

  The stock option agreement for each New Option will provide that any dispute relating to the option will be settled by mandatory arbitration, and all new stock option agreements will contain your consent to the transfer of data related to your options and your employment among Portal and its subsidiaries. In addition, the new stock options agreements for employees located outside the United States may be subject to certain restrictions and limitations which are described in the attached country-specific Addenda. As a result, an alternative form of stock option agreement with different terms may be required for New Options granted to employees located outside the United States.

11. INFORMATION CONCERNING PORTAL.

  Portal develops, markets and supports business infrastructure software to manage next-generation communications and e-services. Our Infranet(R) software platform addresses the needs of service providers to rapidly deploy new services, define new and various business models and price plans and bill their users. Our Infranet product enables the real-time provisioning and reporting of services, including such functions as account creation, user authentication and authorization, activity tracking, pricing and rating, billing and customer service, including self-service, all on a scale of up to millions of users. Service offerings supported by Infranet include wireless services; broadband and Internet services, such as DSL, cable and satellite; and next generation services, such as unified messaging, gaming and electronic content delivery. In contrast to solutions that require extensive customization, our Infranet platform provides a standard product that can generally be used by a wide variety of service providers ranging from emerging small companies offering an innovative service to a small number of subscribers to large telecommunications carriers with millions of subscribers. We believe that by providing a platform with an open architecture with documented aaplication programming interfaces
(APIs), Infranet facilitates the development of new services that can be integrated with existing and new software applications and that can be interoperated with other new or existing services offered by other providers using Infranet. As of March 31, 2001, more than 420 customers have licensed Infranet, including AOL Time Warner, Qwest Communications Corp., Sprint, NTT, Deutsche Telekom, France Telecom S.A., Telenor Mobil AS and China Telecom.

  Portal is incorporated in Delaware. Our principal corporate offices are located at 10200 South De Anza Boulevard, Cupertino, California.

  Financial Information. The following table sets forth selected consolidated financial operating data for Portal Software, Inc. The selected historical statement of operations data for the years ended January 31, 2000 and 2001 and the selected historical balance sheet data as of January 31, 2000 and 2001 have been derived from the consolidated financial statements included in our annual report on Form 10-K for the year ended January 31, 2001 that have been audited by Ernst & Young LLP, independent auditors. The selected historical statement of operations data for our fiscal quarters ended April 30, 2000 and April 30, 2001 and the selected historical balance sheet data as of April 30, 2001 have been derived from the unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the period ended April 30, 2001. The information presented below should be read together with our consolidated financial statements and the notes related thereto as well as the section of these reports entitled Management's Discussion and Analysis of

Financial Condition and Results of Operations. We have presented the following data in thousands, except per share data.

CONSOLIDATED STATEMENT OF OPERATIONS DATA:
(in thousands)

                                                            Quarters Ended April 30,     Years Ended January 31,
                                                               2001          2000           2001          2000
                                                          ------------- ------------- -------------- -----------
                                                                  (unaudited)
Revenues:
 License fees.............................................  $ 20,768      $ 35,374       $180,334      $ 67,049
 Services.................................................    23,799        15,244         87,973        36,000
                                                          ------------- ------------- -------------- -----------
  Total revenues..........................................    44,567        50,618        268,307       103,049
                                                          ------------- ------------- -------------- -----------
Costs and expenses:
 Cost of license fees.....................................       216           637          4,917         2,596
 Cost of services.........................................    20,666        10,006         59,555        22,808
 Amortization of purchased developed technology...........       863            --            862            --
 Research and development.................................    17,468        11,376         57,685        26,090
 Sales and marketing......................................    27,376        20,303         96,836        43,671
 General and administrative...............................    10,487         6,605         31,886        15,349
 Amortization of deferred stock compensation..............
                                                                 562         1,055          3,726         8,235
 In-process research and development......................        --            --          9,200            --
 Amortization of goodwill.................................    15,348            --         14,864            --
                                                          ------------- ------------- -------------- -----------
  Total costs and expenses................................    92,986        49,982        279,531       118,749
                                                          ------------- ------------- -------------- -----------
Income (loss) from operations.............................   (48,419)          636        (11,224)      (15,700)
Interest and other income, net............................     2,494         3,015         12,898         5,886
One-time gain  upon  expiration of  unexercised  put
 option on common stock...................................        --            --             --         3,810
                                                          ------------- ------------- -------------- -----------
Income (loss) before income taxes.........................   (45,925)        3,651          1,674        (6,004)
Provision for income taxes................................      (897)         (574)        (3,981)       (1,616)
                                                          ------------- ------------- -------------- -----------
Net income (loss).........................................  $(46,822)     $  3,077       $ (2,307)     $ (7,620)
                                                          ============= ============= ============== ===========
Basic net income (loss) per share.........................  $  (0.28)     $   0.02       $  (0.01)     $  (0.06)
                                                          ============= ============= ============== ===========
Shares  used in computing basic net income (loss) per
 share....................................................   169,687       154,582        159,865       124,816
                                                          ============= ============= ============== ===========
Diluted net income (loss) per share.......................  $  (0.28)        $0.02       $  (0.01)     $  (0.06)
                                                          ============= ============= ============== ===========
Shares  used in computing diluted net income (loss) per
 share....................................................   169,687       172,753        159,865       124,816
                                                          ============= ============= ============== ===========

CONSOLIDATED BALANCE SHEET DATA:
(in thousands)

                                                                          Quarter Ended          Years Ended January 31,
                                                                            April 30,
                                                                              2001              2001                 2000
                                                                           (Unaudited)
Assets
Current assets:
   Cash and cash equivalents...........................................   $    45,232         $    69,323          $  43,887
   Accounts receivable, net of allowance
     for doubtful accounts of  $2,899 and
     $1,187 at January 31, 2001 and 2000, respectively.................        76,118              83,225             28,546
   Short-term investments..............................................       123,237             141,275            152,090
   Restricted short-term investments...................................        12,199               7,198              5,312
   Prepaids and other current assets...................................         9,682              11,302              4,516
   Deferred income taxes...............................................         5,045               5,045                 --
                                                                          -------------       -------------      -----------
     Total current assets..............................................       271,513             317,368            234,351
Property and equipment, net............................................        57,456              54,209             18,785
Goodwill, net..........................................................       213,854             229,301                 --
Purchased developed technology, net....................................        12,075              12,938                 --
Restricted long-term investments.......................................         3,463               3,466              5,856
Other assets...........................................................        12,747              12,772              6,537
                                                                          -------------       -------------      -----------
                                                                          $   571,108         $   630,054          $ 265,529
                                                                          =============       =============      ===========
Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable....................................................   $     9,289         $     9,923          $   7,655
   Accrued compensation................................................        19,399              24,198              9,060
   Accrued acquisition expenses........................................         5,735              11,629                 --
   Other accrued liabilities...........................................        15,233              18,983              5,282
   Short-term notes payable............................................         2,079               2,250                 --
   Current portion of capital lease obligations........................         1,628               2,093                780
   Deferred revenue....................................................        69,437              66,937             32,857
                                                                          -------------       -------------      -----------
     Total current liabilities.........................................       122,800             136,013             55,634
Long-term notes payable................................................         1,724               1,800                 --
Long-term portion of capital lease obligations.........................           384                 598              1,525
Long-term deferred income taxes........................................         5,045               5,045                 --
Other liabilities......................................................            31                 209                 --
Commitments............................................................
Stockholders' equity:
   Convertible preferred stock, no par value, issuable in series:
     5,000 shares authorized, $0.001 par value, none issued and
     outstanding at January 31, 2001 and 2000..........................            --                  --                 --

   Common Stock, $0.001 par value; 1,000,000 shares
   Authorized at January 31, 2001; 171,344 and 158,927
   Shares issued and outstanding at January 31, 2001 and
   January 31, 2000, respectively.................................         172          171          159
   Additional paid-in capital.....................................     527,772      526,732      251,047
   Accumulated other comprehensive income (loss)..................          86          132         (639)
   Notes receivable from stockholders.............................        (127)        (127)        (259)
   Deferred stock compensation....................................      (2,091)      (2,653)      (6,379)
   Accumulated deficit............................................      84,688      (37,866)     (35,559)
                                                                     ---------    ---------    ---------
   Stockholder's equity...........................................   $ 441,124      486,389      208,370
                                                                     ---------    ---------    ---------
                                                                     $ 571,108    $ 630,054    $ 265,529
                                                                     =========    =========    =========

BOOK VALUE PER SHARE:
(in thousands; unaudited)

                                                   --------------------------------------------------------------------------
                                                          Quarters Ended April 30,              Years Ended January 31,
                                                   --------------------------------------------------------------------------
                                                            2001               2000               2001               2000
                                                   --------------------------------------------------------------------------
Book Value Per Share                                         $2.57              $1.35              $2.84              $1.31
                                                   ==========================================================================


RATIO OF EARNINGS TO FIXED CHARGES:
(in thousands; unaudited)

                                                   ---------------------------------------------------------------------------
                                                          Quarters Ended April 30,                Years Ended January 31,
                                                   ---------------------------------------------------------------------------
                                                            2001                2000               2001               2000
                                                   ---------------------------------------------------------------------------
Ratio of Earnings to Fixed Charges                             (69)                 14                  2                 (5)
                                                   ===========================================================================

See Section 18 for instructions on how you can obtain copies of our SEC reports that contain the audited and unaudited financial statements we have summarized above.

12. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

     A list of our current directors and executive officers is attached to the Offer to Exchange as Schedule I. As of June 30, 2001 our executive officers and directors as a group beneficially owned outstanding options under our 1999 Plan to purchase a total of 3,780,000 shares of our common stock. That number represented approximately 17.9% of the shares subject to all options outstanding under our 1999 Plan as of that date. No options were granted to executive officers or directors under our 2000 Plan. Of the options held by those persons, options to purchase a total of 3,708,000 shares of common stock are Eligible Options or Required Options. Our executive officers are eligible to participate in the Offer. Non-employee members of our board of directors are not eligible to participate in the Offer.

     Options and ESPP Shares. During the 60-day period ended July 9, 2001, we have granted options under the 1999 Plan to purchase 1,311,936 shares of our common stock and under the 2000 Plan to purchase 0 shares. During the 60-day period ended July 9, 2001, individuals have exercised options to acquire 140,552 shares of our common stock with exercise prices per share ranging from $0.17 and $7.00. During the 60-day period ended July 9, 2001, options to purchase an aggregate of 2,112,022 shares under the 1999 Plan were cancelled, Portal exercised its right to repurchase 117,417 unvested shares previously issued under the 1995 Plan, and executive officers and directors have sold an aggregate of 285,000 shares of our common stock. Except as otherwise described above and other than periodic purchases pursuant to the formula provisions of the Portal Software, Inc. Employee Stock Purchase Plan and stock option grants in the ordinary course to employees who are not executive officers, there have been no transactions in any outstanding options to purchase our common stock or in our common stock which were effected during the 60-day period ended July 9, 2001 by Portal or, to our knowledge, by any current executive officer, director, affiliate or subsidiary of Portal.

13. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

     All returned Eligible Options and Required Options that are accepted for exchange will be cancelled. All returned Eligible Options and Required Options which were originally granted under the 1999 Plan (and the 1995 Plan) that are accepted for exchange and cancelled will, after such cancellation, be available for re-grant and issuance under the 1999 Plan and will fund the reserve required under the 1999 Plan to carry out the option exchange that is the subject of the Offer. All returned Eligible Options and Required Options which were originally granted under the 2000 Plan that are accepted for exchange and cancelled will, after such cancellation, be available for re-grant and issuance under the 2000 Plan and will fund the reserve required under the 2000 Plan to carry out the option exchange that is the subject of the Offer. To the extent those shares exceed the reserve necessary for issuance upon the exercise of the New Options to be granted in connection with the Offer, those excess shares will be available for future awards to employees and other eligible plan participants.

     We are requiring that anyone returning an Eligible Option for exchange pursuant to the Offer also return for exchange all options granted to that option holder or assumed by Portal, after February 4, 2001 regardless of exercise price. If these Required Options were not required by us to be returned for exchange by those participating in the Offer, we would be required to record additional stock-based compensation expense because the Required Options would become variable, as described below.

We believe that we will not incur any material compensation expense solely as a result of the transactions contemplated by the Offer because:

- we will not grant any New Options to option holders who return options in connection with the Offer that we accept for exchange and cancel until a date that is at least six months and one day after the returned options are cancelled;

- all options issued to option holders choosing to accept the Offer in the period beginning six months prior to the earliest date the returned options are to be cancelled must be surrendered for cancellation together with any other returned options;

- the exercise price of all New Options will equal the market price of the common stock on the date the New Options are granted; and

- we have not made any oral or written agreement or implied promise to compensate the employees who accept the Offer for any increase in the market price of our common stock occurring after the cancellation of returned options but prior to the granting of the New Options.

     We would incur additional compensation expense, however, if any New Options were to be granted within the six month and one day waiting period to any option holder whose options were accepted for exchange and cancelled and those New Options would become variable. An option grant made before the expiration of that period would be treated for financial reporting purposes as a variable award. In such event, we would be required to record as a compensation expense chargeable against our reported earnings all increases in the market price of the underlying option shares which occurs between the grant date of that option and the date the option is exercised for those shares or otherwise terminates unexercised.

14. LEGAL MATTERS; REGULATORY APPROVALS.

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and our grant of New Options, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of returned options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation to accept returned options for exchange and cancellation and to grant New Options for returned options is subject to certain conditions, including the conditions described in Section 7.

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

15. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

   The following is a general summary of the material U.S. federal income tax consequences applicable to the return and exchange of options pursuant to the Offer and the grant of New Options. This discussion is based on the U.S. Internal Revenue Code, the relevant legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders, including our international employees.

   Eligible option holders who are subject to taxation in countries other than the United States, whether by reason of their nationality, residence or otherwise, should consult with their individual tax advisors as to the consequences of their participation in the Offer. You may have received with this Offer to Exchange short summaries of some of the important tax implications you should take into account if you are subject to taxation in certain countries other than the United States. These summaries are not complete and you should consult your own tax advisor before deciding whether to accept the Offer.

   Exchange of Options for New Options. If you exchange outstanding options for New Options to be granted six months and a day or more later, you will not be required to recognize income for federal income tax purposes at the time of the exchange. The exchange will be treated as a non-taxable exchange.

     Grant of New Options. You will not be required to recognize any income for U.S. federal income tax purposes when the New Options are granted to you. The grant of the New Options is not a taxable event.

   Exercise of New Options. All New Options will be non-statutory stock options under the U.S. federal tax laws. When a non-statutory stock option is exercised, you will recognize taxable income for U.S. federal income tax purposes equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and you must satisfy the applicable withholding taxes with respect to such income. The subsequent sale of the shares acquired pursuant to the exercise of your non-statutory stock option generally will give rise to capital gain equal to the amount realized upon the sale of the shares less the sum of the (i) exercise price paid for the shares plus (ii) the taxable income previously recognized in connection with the purchase of those shares. A capital loss will result to the extent the amount realized upon such sale is less than such sum. The gain or loss will be long-term if the shares are held for more than one (1) year prior to the sale.

   Effect on Incentive Stock Options Not Returned for Exchange. If you hold stock options which are incentive stock options under the U.S. federal tax laws, then we do not believe that the Offer will affect the tax status of those incentive stock options should you decide not to accept the Offer. However, the U.S. Internal Revenue Service (the "IRS") may characterize the Offer as a "modification" of those incentive stock options, even if you decline the Offer. A successful assertion by the IRS that your incentive stock options were modified would extend the period you would have to hold the shares purchased under those options in order to qualify all of the gain on a subsequent sale of those shares as long-term capital gain. Such an extended holding period for long-term capital gain would require that the sale of the shares not take place until the later of (i) two years from the date of the deemed modification of your incentive stock options or (ii) one year from the date of the option exercise for those shares. In addition, such a deemed modification may also cause a portion of your incentive stock options to be treated as non-statutory stock options upon exercise by reason of the dollar limitation imposed under the U.S. federal tax laws on the initial exercisability of incentive stock options. Under that limitation, the maximum dollar amount of shares for which an incentive stock option may first become exercisable in any calendar year (including the calendar year in which an outstanding option is deemed to have been modified and thereby treated as newly granted) cannot exceed $100,000, measured on the basis of the fair market value of the shares on the grant date of the option or (if later) at the time of any deemed modification of that grant.

     WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER, AND ANY FOREIGN TAX LAWS THAT MAY APPLY TO YOU.

     IF YOU CHOOSE NOT TO EXCHANGE ALL YOUR ELIGIBLE OPTIONS, WE ALSO RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES APPLICABLE TO THE EXERCISE OF THE ELIGIBLE OPTIONS YOU DO NOT EXCHANGE AND TO THE SUBSEQUENT SALE OF THE COMMON STOCK PURCHASED UNDER THOSE OPTIONS.

16. EXTENSION OF OFFER; TERMINATION; AMENDMENT.

     We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange and cancellation of any returned options by giving oral or written notice of such extension to the option holders and making a public announcement thereof.

     We also expressly reserve the right, in our judgment, at any time prior to the Expiration Date, to terminate or amend the Offer and to postpone our acceptance and cancellation of any returned options upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such termination or postponement to the option holders and making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options returned for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options that were submitted for exchange promptly after termination or withdrawal of a tender offer.

     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 7 has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to option holders or by decreasing or increasing the number of options being sought in the Offer.

     Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment will be issued no later than 9:00 a.m., Pacific Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change.

   If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will give notice of such action and keep the Offer open for at least ten business days after the date of such notification:

(1) we increase or decrease the amount of consideration offered for the options;

(2) we decrease the number of options eligible to be exchanged in the Offer; or

(3) we increase the number of options eligible to be exchanged in the Offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

17. FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting exchanges of options pursuant to this Offer to Exchange.

18. ADDITIONAL INFORMATION.

We are filing with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part, with respect to the Offer. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to exchange your options:

    1. our annual report on Form 10-K for our fiscal year ended January 31, 2001, filed with the SEC on April 23, 2001;

    2. our quarterly report on Form 10-Q for the three months ended April 30, 2001 filed with the SEC on June 14, 2001; and

    3. the description of our common stock included in our registration statement on Form 8A, filed with the SEC on April 20, 1999 including any amendments or reports we file for the purpose of updating that description.

The SEC File Number for these filings is 000-25829. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:


    450 Fifth Street, N.W.    7 World Trade Center      500 West Madison Street
    Room 1024                 Suite 1300                Suite 1400
    Washington, D.C. 20549    New York, New York 10048  Chicago, Illinois 60661

    You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Website at www.sec.gov.

    Our Common Stock is quoted on the Nasdaq National Market under the symbol "PRSF" and our SEC filings can be read at the following Nasdaq address:

             Nasdaq Operations
             1735 K Street, N.W.
            Washington, D.C. 20006

    We will also provide without charge to each person to whom a copy of the Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

             Portal Software, Inc.
        Attention: Investor Relations Department
         10200 South De Anza Boulevard
           Cupertino, California 95014

or by contacting Mitchell L. Gaynor at (408) 572-2000 or mgaynor@portal.com.
                                                         ------------------

     As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

  The information contained in this Offer to Exchange about Portal should be read together with the information contained in the documents to which we have referred you.

19. MISCELLANEOUS.

  This Offer to Exchange and our SEC reports referred to above include "forward-looking statements". When used in this Offer to Exchange, words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "may," "will" and variations of these words or similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements speak only as of the date hereof. Such information is subject to change, and we will not necessarily inform you of such changes. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

  Important factors that may cause such a difference for Portal in connection with the stock option exchange program include, but are not limited to, the accounting treatment of the program; changes in the trading price of our common stock during the program and in the period between the cancellation of old options and the issuance of New Options under the program; our limited operating history, anticipated net losses, unpredictability of future revenues, economic conditions and stock market valuations affecting our target markets, potential fluctuations in quarterly operating results, seasonality, unpredictable timing of individual orders due to Infranet having a long and variable sales cycles, market acceptance of our product, increases in operating expenses due to inability to sublease surplus office space, ability to hire and retain qualified personnel, ability to attract and retain additional personnel, limited and concentrated customer base, unpredictable foreign payroll taxes, possible inadequate protection of our proprietary rights, possible errors in our software or delays in product development, delays in release of new products or upgrades, interruption in availability of third party software integral to our software, competition, risk of integrating Solution42, risk of business disruption due to acquisitions of additional companies, risk to financial results due to purchase accounting treatment of the Solution42 acquisition and amortization of goodwill and other intangible assets, volatility of the price of our common stock, management of potential growth, risk to financial results due to financial difficulties of companies we have invested in, risk of slow growth due to future regulation of the Internet, and risks of managing technological change, managing changes in the size of our operations, international expansion and relationships with system integrators and strategic alliances.

  Our Annual Report on Form 10-K, Quarterly Report on Form 10-Q, recent Current Reports on Forms 8-K and 8-K/A, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

  The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 protects companies from liability for their forward-looking statements if they comply with the requirements of the act. The act does not provide this protection for transactions such as the Offer, to the extent it constitutes a tender offer, and may not be available for our forward-looking statements contained in this Offer to Exchange.

  We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we intend to make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law or we determine that further efforts to comply are not advisable, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

  WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION DIFFERENT FROM THE REPRESENTATIONS AND INFORMATION CONTAINED HEREIN, YOU MUST NOT RELY UPON THAT REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD RETURN FOR EXCHANGE OR REFRAIN FROM RETURNING YOUR OPTIONS FOR EXCHANGE PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE REPRESENTATIONS AND INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU.

Portal Software, Inc.                                               July 9, 2001

                                  SCHEDULE I

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF PORTAL SOFTWARE, INC.

  The directors and executive officers of Portal Software, Inc. and their positions and offices as of July 9, 2001, are set forth in the following table:


     NAME                                 POSITION AND OFFICES HELD
     ----                                 -------------------------
John E. Little ........................  President, Chief Executive Officer and
                                          Chairman of the Board
Marc Aronson ..........................  Vice President, Engineering
Mitchell L. Gaynor ....................  Vice President, General Counsel and
                                          Secretary
David S. Labuda .......................  Chief Technology Officer
Kevin P. Mosher .......................  Vice President, Sales
Michael E. Regan ......................  Vice President, Professional Services
Cheryl L. Sanchez .....................  Vice President, Finance and Investor
                                          Relations
Steven R. Sommer ......................  Vice President, Marketing and Business
                                          Development
Arthur C. Patterson ...................  Director
David C. Peterschmidt .................  Director
Robert P. Wayman ......................  Director
Lewis O. Wilks ........................  Director
Edward J. Zander ......................  Director

  The address of each director and executive officer is c/o Portal Software, Inc., 10200 South De Anza Boulevard, Cupertino, California 95014.

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